EXHIBIT 99.1

United-Guardian Reports Second Quarter Financial Results

HAUPPAUGE, N. Y., Aug. 12, 2022 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) reported today that sales for the first half of 2022 increased over the same period last year, but that net earnings decreased due to higher costs and other market factors. Sales for the six-month period ended June 30th increased from $7,088,846 in 2021 to $7,518,535 this year, and net income decreased from $2,525,726 ($0.55 per share) to $1,544,789 ($0.34 per share). Second quarter sales decreased slightly from $3,657,978 to $3,626,177, with net income decreasing from $1,344,524 ($0.29 per share) to $633,324 ($0.14 per share).

Ken Globus, President of United-Guardian, stated, “We were pleased that sales for the first half of 2022 increased by 6% compared with the first half of 2021, but our net income on those sales was significantly impacted by higher raw material and shipping costs, as well as by a significant decrease in the value of our marketable securities due to the continuing decline in the stock market. The price increases we implemented in April will partially offset some of the raw material and other cost increases we have experienced this year, and we anticipate that the value of our marketable securities will gradually increase as the stock market improves. We were happy to see that sales of our pharmaceutical products increased by 8% in the second quarter compared with the same quarter last year, and that sales of our non-pharmaceutical medical products increased by 55%, which was partially attributable to a significant increase in sales of one of our medical products to a customer in China. We will continue to work closely with our marketing partners, as well as our direct medical customers, to further increase sales and to maximize profits.”

Contact: Ken Globus
(631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

Financial Results for the
Three and Six Months Ended
June 30, 2022 and 2021*

STATEMENTS OF INCOME
(unaudited)

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2022	2021	2022	2021

Net sales	$3,626,177	$3,657,978	$7,518,535	$7,088,846

Costs and expenses:
Cost of sales	1,693,753	1,499,390	3,403,870	2,860,403
Operating expenses	620,229	513,012	1,166,978	970,139
Research and development expense	112,266	130,025	243,932	218,311
Total costs and expenses	2,426,248	2,142,427	4,814,780	4,048,853
Income from operations	1,199,929	1,515,551	2,703,755	3,039,993

Other (expense) income:
Investment income	58,860	45,640	99,410	85,400
Net (loss) gain on marketable securities	(460,278)	137,574	(853,938)	65,527
Total other (expense) income	(401,418)	183,214	(754,528)	150,927
Income before provision for income taxes	798,511	1,698,765	1,949,227	3,190,920

Provision for income taxes	165,187	354,241	404,438	665,194
Net income	$633,324	$1,344,524	$1,544,789	$2,525,726

Earnings per common share (basic and diluted)	$0.14	$0.29	$0.34	$0.55

Weighted average shares (basic and diluted)	4,594,319	4,594,319	4,594,319	4,594,319

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